Exhibit 21.1
CASTLE BIOSCIENCES, INC.
SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	State of Incorporation
Myriad myPath, LLC	Delaware
Cernostics, Inc.	Delaware